Exhibit 10.61

BAYER HEALTHCARE AG
13342 LEVERKUSEN, GERMANY
JUNE 25, 2007

Ted W. Love, M.D.

Chairman & CEO

Nuvelo, Inc.

201 Industrial Road, Suite 310

San Carlos, CA 94070

RE:	License and Collaboration Agreement, dated as of January 4, 2006 (the “Agreement”), by and between Nuvelo, Inc. (“Nuvelo”) and Bayer Healthcare AG (“Bayer”)

Dear Dr. Love:

This letter, when signed by Nuvelo, will constitute the agreement between Nuvelo and Bayer regarding the termination of the Agreement. All capitalized terms in this letter will have the meanings provided in the Agreement, unless they are otherwise defined in this letter.

1. Subject to the terms of this letter, Bayer hereby terminates the Agreement, effective June 30, 2007, pursuant to Section 15.4 of the Agreement (“Bayer Termination; Effects of Termination”). Except as specifically provided to the contrary in this letter, the effects of termination will be as provided in Section 15.4 of the Agreement.

2. Subject to the terms of this letter, including without limitation Bayer’s payment of the fee set forth in Paragraph 3 of this letter, Nuvelo hereby waives its rights under Section 15.4 (vii) to require Bayer: (a) to provide Nuvelo twelve (12) months’ written notice of termination; (b) to continue to reimburse Nuvelo for Bayer’s share of Development Expenses under Section 4.7 of the Agreement in conducting Global Development Programs approved by the JSC prior to the date of Bayer’s notice of termination to Nuvelo; and (c) to pay Nuvelo the milestone payment provided in Section 8.2(a)(vii) of the Agreement upon Nuvelo’s initiation of a Global Development Program for Licensed Product that is a Phase 2 Clinical Trial in a stroke indication.

3. Within thirty (30) days of the date of this letter, Bayer will pay Nuvelo the non-refundable sum of Fifteen Million Dollars (US$15,000,000) in immediately available funds, by electronic transfer to a Nuvelo bank account designated in writing by Nuvelo.

4. Within thirty (30) days of June 30, 2007, Nuvelo and Bayer will submit to each other written statements showing Development Expenses incurred during that calendar quarter in connection with Global Development Programs as provided in Section 4.7 of the Agreement. Nuvelo and Bayer will reconcile those statements, and the appropriate amount will be paid by the party owing such amount, as provided in Section 4.7.

5. Subject to the terms of this letter, Nuvelo hereby grants to Bayer a one-time, non-transferable exclusive option (the “Option”) to re-acquire right to develop and commercialize alfimeprase outside of the United States following (a) Nuvelo’s initiation of a Pivotal Trial (as defined below) for alfimeprase in the stroke indication (the “Pivotal Stroke Trial”) or (b) Nuvelo’s public announcement that it is discontinuing further development of alfimeprase in the stroke indication. Bayer may exercise the Option by delivery to Nuvelo of written notice of exercise, together with a non-refundable payment of Fifteen Million Dollars ($15,000,000) in immediately available funds (the “Option Exercise Fee”), within thirty (30) days (the “Notice Period”) after Nuvelo provides to Bayer the following: If Nuvelo has initiated the Pivotal Stroke Trial, the Notice Period will begin when Nuvelo has provided Bayer with access to the data tables from the CARNEROS-1 stroke trial (the “CARNEROS-1 Trial”) within 30 days of trial completion, the protocol for the Pivotal Stroke Trial, and a certificate confirming that Nuvelo has obtained sufficient clearance from applicable US or EU Regulatory Authorities to initiate the Pivotal Stroke Trial. If Nuvelo has publicly announced its discontinuance of development of alfimeprase in the stroke indication, the Notice Period will begin when Nuvelo has provided Bayer with access to the data tables from the CARNEROS-1 Trial and a copy of Nuvelo’s public announcement of its discontinuance of development of alfimeprase in the stroke indication.

The Option Exercise Fee shall be paid by electronic transfer to a Nuvelo bank account designated in writing by Nuvelo. If Bayer does not exercise the Option by the end of the Notice Period, Bayer shall have no further right or interest of any kind relating to alfimeprase. If Bayer does exercise the Option prior to the end of the Notice Period, Bayer and Nuvelo shall execute a new License and Collaboration Agreement on the same terms as the Agreement, except that the Effective Date shall be the date of Bayer’s exercise of the Option, there shall not be an upfront payment (other than payment of the Option Exercise Fee) or the milestone payment provided for in Section 8.2(a)(vii) of the Agreement (Initiation a Global Development Program for a Licensed Product that is a Phase 2 Clinical Trial in a stroke indication), and Bayer shall not be responsible for any Development Expenses incurred after June 30, 2007 and prior to the new Effective Date.

For purposes of this letter, “Pivotal Trial” shall mean a Clinical Trial commenced after the conclusion of the CARNEROS-1 Trial, on sufficient numbers of subjects that, if the defined end-points are met, is designed (and agreed to by the FDA, or other EU Regulatory Authorities) to establish that alfimeprase is safe and efficacious for the treatment of a stroke indication, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and which provides pivotal data supporting Regulatory Approval of alfimeprase and that satisfy the requirements of 21 CFR 321.21(c), or its successor regulation, or an equivalent foreign clinical trial.

This letter agreement summarizes all claims that either party may have against the other. Payments made by Bayer and the exclusive option granted by Nuvelo are full and final settlement of all claims one party may have against the other arising out of the Agreement.

If this letter accurately reflects your understanding of the our agreement to terminate the Agreement, please sign and date a copy of this letter in the space indicated below and return it to me.

Sincerely,

/s/ Gunnar Riemann Gunnar Riemann

AGREED AND ACCEPTED:

NUVELO, INC.

By	/s/ Ted W. Love
Ted W. Love
Chairman & CEO

Date:	June 26, 2007